Exhibit 23.2

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 31, 2022, with respect to the consolidated financial statements of AgileThought, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

Dallas, Texas February 1, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.